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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2003 REGULAR MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Central Daylight Time, on Tuesday, June 24, 2003
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota
Items of Business:	1.	To elect four Class 2 directors to serve on our Board of Directors for a term of two years.
	2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the current fiscal year.
	3.	To approve our 2003 Employee Stock Purchase Plan.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you are a shareholder of record of Best Buy Co., Inc. as of the close of business on Friday, May 2, 2003.
Proxy Voting:	Your vote is important. You have the option to vote in one of three ways:
		1.	Visit the Web site shown on your proxy card to vote via the Internet,
		2.	Within the U.S. or Canada, call the toll-free telephone number shown on your proxy card, or
		3.	Mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

        Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Minneapolis, Minnesota May 20, 2003

PROXY STATEMENT

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

Regular Meeting of Shareholders — June 24, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

        The Board of Directors (the "Board") and management of Best Buy Co., Inc. ("Best Buy") are asking you to return the enclosed proxy card. It is your ballot for voting on the items of business at the 2003 Regular Meeting of Shareholders (the "Meeting"). The items of business are discussed in this proxy statement and in the Notice of 2003 Regular Meeting of Shareholders.

        The Meeting will be held on Tuesday, June 24, 2003, at 10:00 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota. If for some reason the Meeting is rescheduled to a later date or time, your proxy will continue to be valid unless expressly canceled or changed.

        Your shares will be voted at the Meeting according to your proxy instructions. IF YOUR PROXY INSTRUCTIONS DO NOT SPECIFY HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ITEMS OF BUSINESS. These proxy solicitation materials are first being sent to shareholders on or about May 20, 2003.

        In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of the close of business on May 2, 2003. As of that date, there were 322,243,258 shares of Best Buy Common Stock outstanding. There are no other classes of capital stock outstanding.

        You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. Shareholders have the option to vote via the Internet, by telephone (within the U.S. or Canada) or by using the enclosed proxy card. If you want to vote using the Internet or by telephone, please read the instructions on the proxy card.

        The total number of votes cast by all shareholders either present at the Meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the Meeting. If you abstain from voting on any item of business, you will have no effect on that vote, but your shares will be considered to be represented at the Meeting. In the same way, broker "non-votes" (proxies returned by brokers who do not have permission to vote those shares) count toward having enough shares represented to conduct the Meeting. However, those shares will not affect the vote on the Meeting's items of business.

        If you want to cancel or change your vote after casting it, you can do any of the following at any time prior to the Meeting: (i) you can deliver a written notice of cancellation to our principal office; (ii) you can fill out and mail another proxy card to us with a later date; (iii) if you voted using the Internet, you can log on to the Web site again and follow the prompts; or (iv) if you voted by telephone, you can call the toll-free number again and follow the instructions. Otherwise, you can attend the Meeting and vote in person.

        We pay all of the costs of distributing proxy materials and encouraging shareholders to vote. Our directors, officers and regular employees may use mail, Internet, telephone and personal calls to encourage shareholders to vote. They do not, however, receive additional compensation for soliciting shareholder proxies. We will request that brokerage houses, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the New York Stock Exchange ("NYSE") schedule of charges.

        We are pleased to offer shareholders the choice to receive annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. Choosing electronic delivery will save us the costs of printing and mailing these materials, thereby creating more value for shareholders. The fiscal 2003 annual report and proxy materials are being mailed to all shareholders who have not already elected to receive these materials electronically. If you would like to receive these materials electronically in the future, you may enroll after determining whether your shares are registered in your name or in the name of your brokerage firm or bank. Shareholders whose shares are registered directly in their name may cast their vote at the Web site www.proxyvote.com and may then choose to receive these materials electronically in the future. Shareholders whose shares are held in street name by a broker or bank also may be eligible to participate, depending on whether their broker or bank offers electronic delivery. Generally, brokers and banks offering this choice require that the shareholders vote through the Internet in order to enroll. Street name shareholders that are not given the opportunity to enroll should contact their broker or bank and ask about the availability of electronic delivery. As with all Internet usage, the user must pay all access fees and telephone charges. You may view an electronic version of this year's proxy materials at www.BestBuy.com by selecting the "Investor Relations" link. The proxy materials will be posted on the "Financials" page.

ELECTION OF DIRECTORS

Generally

        Our by-laws provide that the Board will consist of eleven directors, six of whom are Class 1 directors and five of whom are Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

        Management and the Board recommend that shareholders re-elect Robert T. Blanchard, Elliot S. Kaplan, Richard M. Schulze and Hatim A. Tyabji as Class 2 directors. If elected, they will hold office until the election of directors at the 2005 Regular Meeting of Shareholders. All of the nominees are currently members of the Board. The length of time each director has served on the Board is provided in the information about the nominees and directors on pages 9 and 10.

        Jack W. Eugster, an incumbent Class 2 director, is retiring from the Board effective with the Meeting, the expiration of his current term. The Board is not currently nominating another person to fill the vacancy created by Mr. Eugster's retirement from the Board. The Board intends to consider suitable candidates and reserves the right to fill the vacancy prior to the 2004 Regular Meeting of Shareholders if, in the Board's judgement, it is advisable to appoint the candidate before such meeting.

        The Board held five regular meetings and two special meetings during the fiscal year ended March 1, 2003. Each incumbent director attended, in person or by phone, at least 75% of the meetings of both the Board and Board committees on which he or she served.

        There are no family relationships among the nominees or between any nominee and any of our other directors.

        The five standing committees of the Board have responsibilities as follows:

        Audit    –    The purpose of this committee is to provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and investment community. Specifically, this committee provides oversight relating to: financial statements and financial reporting processes; systems of internal control; qualifications and independence of the independent auditor; performance of our independent auditor and internal audit function; and compliance with legal and regulatory requirements and with our Code of Business Ethics. This committee meets with management, internal audit staff and the independent auditor at least quarterly. In addition, this committee conducts quarterly conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the auditor's quarterly reviews and fiscal year-end audit.

        Compensation and Human Resources    –    The purpose of this committee is to review and evaluate our compensation, stock option, stock award and benefit plans, and make recommendations to the Board regarding any changes to these plans. This committee also reviews our practices and policies for the recruitment, hiring, development and promotion of employees generally, and officers specifically. This committee has been authorized by the Board to appoint senior vice president-level officers and to approve without full Board approval director and executive compensation, stock option grants, stock awards and amendments to stock option and stock award plans, except full Board approval is required for compensation decisions pertaining to the Chief Executive Officer and the President and Chief Operating Officer.

        Finance and Investment Policy    –    The purpose of this committee is to provide the Board with assurances that our financial policies and financial condition will enable us to achieve our long-range goals. This committee oversees our financial condition, including such matters as the financing for major capital expenditures, the financing structure for acquisitions, divestitures and strategic business relationships, our dividend policy, and the annual financial performance objectives developed by management. In addition, this committee sets guidelines for our leases, real estate holdings and business insurance, and oversees our investment policies and procedures.

        Long-Range and Strategic Planning    –    The purpose of this committee is to work with management to develop our long-range plans. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines and expanding into new markets. This committee also reviews our long-term financial objectives and long-term development concepts. For more information on our strategic planning process, please visit www.BestBuy.com and select the "Investor Relations" link and then the "Corporate Governance" link.

        Nominating, Corporate Governance and Public Policy    –    The purpose of this committee is to provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and the investment community relating to corporate governance and Board organization and membership. This committee reviews and recommends to the Board overall corporate governance guidelines, policies and procedures, including those relating to the structure and operation of the Board. This committee identifies and presents qualified individuals for election and re-election to the Board and oversees the evaluation of the Board and management. This committee will review and consider candidates for the Board suggested by any shareholder if made in accordance with our Articles of Incorporation, by-laws and applicable law.

        The following table shows the date each committee was established, the number of meetings held in fiscal 2003 and the names of the directors serving on each committee for fiscal 2004 which began on March 2, 2003.

Committee	Date Established	Number of Meetings During Fiscal 2003	Members
Audit	June 1, 1984	10	Hatim A. Tyabji* Robert T. Blanchard Mark C. Thompson Frank D. Trestman
Compensation and Human Resources	February 13, 1997	5	Frank D. Trestman* Kathy J. Higgins Victor James C. Wetherbe
Finance and Investment Policy	February 13, 1997	2	Elliot S. Kaplan* Allen U. Lenzmeier Mark C. Thompson
Long-Range and Strategic Planning	February 13, 1997	1	James C. Wetherbe* Bradbury H. Anderson Elliot S. Kaplan Richard M. Schulze Hatim A. Tyabji
Nominating, Corporate Governance and Public Policy	February 13, 1997	2	Robert T. Blanchard* Kathy J. Higgins Victor Mark C. Thompson

*
Committee Chairperson

Voting Information

        You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT AND APPROVE THE ELECTION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve, the Proxy Agents named in the proxy will vote for an alternative person recommended by the Board. Our Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information about the number of shares of Best Buy Common Stock beneficially owned as of March 1, 2003, by the Chief Executive Officer, the former Chief Executive Officer and each of the next four most highly compensated executive officers during the most recent fiscal year. The table provides similar information on each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name and Address (1)	Age	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Bradbury H. Anderson Vice Chairman, Chief Executive Officer and Director	53	3,293,157	(2)	1.02%
Richard M. Schulze Founder and Chairman (former Chief Executive Officer)	62	53,614,527	(3)	16.57%
Allen U. Lenzmeier President, Chief Operating Officer and Director	59	1,933,676	(4)	*
Michael P. Keskey President - Best Buy Retail Stores	48	411,563	(5)	*
Michael London Executive Vice President - General Merchandise Manager	54	161,119	(6)	*
Philip J. Schoonover Executive Vice President - New Business Development	42	183,028	(7)	*
Robert T. Blanchard Director	58	31,000	(8)	*
Jack W. Eugster Director	57	216,624	(9)	*
Kathy J. Higgins Victor Director	46	31,000	(10)	*
Elliot S. Kaplan Secretary and Director	66	319,412	(11)	*
Mark C. Thompson Director	45	24,800	(12)	*
Frank D. Trestman Director	68	369,850	(13)	*
Hatim A. Tyabji Director	57	47,000	(14)	*

James C. Wetherbe Director	54	63,136	(15)	*
All directors and executive officers, as a group (23 individuals)	—	62,381,418	(16)	19.04%
FMR Corp 82 Devonshire Street Boston, MA 02109	—	20,527,378	(17)	6.38%

*	Less than 1%.
(1)	The business address for all individuals is 7601 Penn Avenue South, Richfield, Minnesota 55423.
(2)
The figure represents (a) 1,765,420 outstanding shares owned by Mr. Anderson; (b) 7,787 outstanding shares registered in the name of American Express Trust Company (the "Trustee"), and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Anderson; (c) 1,200 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); and (d) options to purchase 1,518,750 shares, which he can exercise within 60 days.
(3)
The figure represents (a) 504,500 outstanding shares owned by Mr. Schulze; (b) 49,966,036 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (c) 690 outstanding shares held in Mr. Schulze's individual retirement account; (d) 684 outstanding shares held in an individual retirement account of Mr. Schulze's late first wife; (e) 888,611 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (the "Trust"); (f) 633,446 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 21,115 outstanding shares held by a limited partnership of which Mr. Schulze is the sole member of a limited liability company that is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (h) 1,150 outstanding shares held by Mr. Schulze's second wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 2,550 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's second wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 47,370 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Schulze; and (k) options to purchase 1,548,375 shares, which he can exercise within 60 days.
(4)	The figure represents (a) 1,238,989 outstanding shares owned by Mr. Lenzmeier; and (b) options to purchase 694,687 shares, which he can exercise within 60 days.

(5)
The figure represents (a) 93,450 outstanding shares owned by Mr. Keskey; (b) 15,189 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Keskey; and (c) options to purchase 302,924 shares, which he can exercise within 60 days.
(6)
The figure represents (a) 13,890 outstanding shares owned by Mr. London; (b) 774 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. London; (c) 600 outstanding shares registered in the name of Mr. London and held by him as custodian for the benefit of his wife; and (d) options to purchase 145,855 shares, which he can exercise within 60 days.
(7)	The figure represents (a) 48,986 outstanding shares owned by Mr. Schoonover; and (b) options to purchase 134,042 shares, which he can exercise within 60 days.
(8)	The figure represents (a) 1,000 outstanding shares owned by Mr. Blanchard; and (b) options to purchase 30,000 shares, which he can exercise within 60 days.
(9)	The figure represents (a) 1,500 outstanding shares owned by Mr. Eugster; and (b) options to purchase 215,124 shares, which he can exercise within 60 days.
(10)	The figure represents (a) 1,000 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 30,000 shares, which she can exercise within 60 days.
(11)	The figure represents (a) 229,412 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 90,000 shares, which he can exercise within 60 days.
(12)	The figure represents (a) 2,300 outstanding shares owned by Mr. Thompson; and (b) options to purchase 22,500 shares, which he can exercise within 60 days.
(13)
The figure represents (a) 206,850 outstanding shares owned by Mr. Trestman; (b) 108,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 55,000 shares, which he can exercise within 60 days.
(14)	The figure represents (a) 2,000 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 45,000 shares, which he can exercise within 60 days.
(15)
The figure represents (a) 7,000 outstanding shares owned by Dr. Wetherbe; (b) 3,636 outstanding shares held by Dr. Wetherbe's wife as custodian for the benefit of his children (Dr. Wetherbe has disclaimed beneficial ownership of these shares); (c) 22,500 outstanding shares registered in the name of Dr. Wetherbe's wife as trustee of a revocable family trust; and (d) options to purchase 30,000 shares, which he can exercise within 60 days.
(16)
The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 84,110 outstanding shares owned by other executive officers; (c) options granted to other executive officers to purchase 864,148 shares, which they can exercise within 60 days; (d) 13,374 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of certain other executive officers; (e) 584,444 outstanding shares registered in the name of an executive officer as trustee of trusts for the benefit of such executive officer; and (f) 135,450 outstanding shares registered in the name of an executive officer as trustee of trusts for the benefit of such executive officer's children.
(17)	As reported on the owner's Schedule 13G that reported beneficial ownership as of December 31, 2002.

Nominees and Directors

Nominees for Class 2 Directors

        Robert T. Blanchard has been a director since September 1999. Mr. Blanchard is currently the president of Strategic & Marketing Services, a consulting company. He was formerly the president of the Global Skin Care and Cosmetic Products sector of The Procter & Gamble Company. He serves as a director of Bandag, Inc. and Signet Group, PLC. In addition, he serves as chairman of the Board of Executive Advisors to Xavier University's College of Business.

        Elliot S. Kaplan has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our outside general counsel. Mr. Kaplan is also a director of infoUSA, Inc.

        Richard M. Schulze is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective June 30, 2002, Mr. Schulze relinquished the duties of Chief Executive Officer. Mr. Schulze is a trustee of the University of St. Thomas, chairman of the board of governors of the University of St. Thomas Business School and a member of the President's Council of Twin Cities Public Television.

        Hatim A. Tyabji has been a director since April 1998. Since July 2001, Mr. Tyabji has been executive chairman of Bytemobile, a wireless Internet infrastructure provider. Prior to that, Mr. Tyabji served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services, and as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc. Mr. Tyabji is also chairman of DataCard Group, a director of Merchant eSolutions and a Trustee of the Carnegie Institute.

Class 1 Directors—Terms Expire in 2004

        Bradbury H. Anderson has been a director since August 1986 and is currently Best Buy's Vice Chairman and Chief Executive Officer. Mr. Anderson assumed the responsibility of Chief Executive Officer effective June 30, 2002, having previously served as President and Chief Operating Officer since April 1991. Mr. Anderson has been employed in various capacities with us since 1973.

        Kathy J. Higgins Victor has been a director since November 1999. She is the founder and president of Centera Corporation, an executive development and coaching firm in Minneapolis, Minnesota. Ms. Higgins Victor was formerly the senior vice president of human resources at Northwest Airlines, Inc., and has held senior executive positions at The Pillsbury Company and Burger King Corporation.

        Allen U. Lenzmeier has been a director since February 2001. Mr. Lenzmeier is currently Best Buy's President and Chief Operating Officer. Mr. Lenzmeier joined us in 1984. Prior to his promotion to his current position, he served as President of Best Buy Retail Stores from 2001 to 2002 and as Chief Financial Officer and Executive Vice President from 1991 to 2001. He is a national trustee for the Boys and Girls Clubs of the Twin Cities and serves on its board of directors.

        Mark C. Thompson has been a director since March 2000. Mr. Thompson is chairman of Integration Associates, Inc., a semiconductor company, and founding director of the Stanford University Leadership Initiative. He was formerly an executive producer and a senior vice president of The Charles Schwab Corporation. He is a director of Korn Ferry International. He also has been a member of the U.S. Securities and Exchange Commission Consumer Advisory Council.

        Frank D. Trestman has been a director since December 1984. He is president of Trestman Enterprises, an investment and business development firm, and chairman of The Avalon Group, a real estate development company. He is also a director of Insignia Systems, Inc. and Metris Companies, and is on the Board of Trustees of the Harry Kay Foundation. He had been a consultant to McKesson Corporation, is the former chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business, and served on the Board of Governors of Abbott Northwestern Hospital, Minneapolis, Minnesota.

        James C. Wetherbe, Ph.D., has been a director since July 1993. Since 2000, he has been the Stevenson Professor of Information Technology at Texas Tech University. Prior to that, he was a professor of management information systems at the University of Minnesota and the Federal Express professor and director of the FedEx Center for Cycle Time Research at the University of Memphis. He is a leading consultant and lecturer on information technology and the author of 20 books and more than 200 articles in the field of management and information systems.

Certain Transactions

        We lease two of our Best Buy stores from Mr. Schulze and until December 2002, we leased one of our Best Buy stores from a partnership in which Mr. Schulze is a partner (the "Partnership"). Aggregate rents paid by us to Mr. Schulze and the Partnership during the fiscal year ended March 1, 2003, were approximately $1,300,000. The remaining leases include escalation clauses and one provides for percentage rent based on gross sales. One lease expires in 2004 and the other in 2006, not including renewal options which exist in both cases.

        We entered into all of the real estate leases with Mr. Schulze and the Partnership prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest. We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. Prior to Board approval, the Finance and Investment Policy Committee of the Board must first determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

        We also lease, on a non-exclusive basis, airplanes from a corporation owned by Mr. Schulze and the Trust (the "Corporation"). Annually, we review the lease agreement to ensure that the terms are more favorable than terms available from unaffiliated third parties. We pay an hourly rate to the Corporation for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to the Corporation during the fiscal year ended March 1, 2003, was approximately $600,000.

        Effective June 30, 2002, Mr. Schulze relinquished his duties as our Chief Executive Officer. We entered into an arrangement with Mr. Schulze to pay him an annual salary of $1 million, with annual increases based on the consumer price index, for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. In addition, we reimburse Mr. Schulze for business-related expenses and provide him with health insurance benefits and an automobile expense allowance. Mr. Schulze may also continue to participate in our Deferred Compensation Plan and is eligible for the employer match. Mr. Schulze is not eligible to participate in any of our incentive compensation programs.

        Mr. Kaplan is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., which serves as our outside general counsel. The total legal fees paid to Robins, Kaplan, Miller & Ciresi L.L.P. during calendar 2002 were approximately $4,200,000.

        In January 2001, in connection with the acquisition of Musicland, we entered into a four-year consulting agreement with Mr. Eugster, the former chairman, president and chief executive officer of Musicland. For his services, Mr. Eugster receives consulting fees of $1 million per year plus reasonable business expenses. We also make contributions of up to $100,000 per fiscal year out of our regular charitable contribution budget to charitable organizations of Mr. Eugster's choice, subject to our charitable giving objectives. The fees paid to Mr. Eugster pursuant to the consulting agreement are in lieu of cash compensation as a Best Buy director. However, Mr. Eugster is entitled to receive options to purchase Best Buy Common Stock when such options are issued to our directors generally.

        In addition to his normal Board duties, Dr. Wetherbe occasionally speaks at company functions. The fees for these services are donated directly to the Texas Tech University Foundation on behalf of Dr. Wetherbe. The total fees donated to the Texas Tech University Foundation on Dr. Wetherbe's behalf during fiscal 2003 were approximately $15,000.

        Mr. Thompson has been a member of the board of directors of Korn Ferry International (KFI) since 2000. We have used the services of KFI as well as other search firms for over ten years. Mr. Thompson is not involved in the selection of any search firms we engage nor does he have a personal financial interest in the services provided by KFI to us. The total fees paid to KFI during fiscal 2003 were approximately $186,000.

        In May 2001, we loaned funds to Darren R. Jackson, Executive Vice President — Finance and Chief Financial Officer, to assist Mr. Jackson with relocation expenses. The loan was evidenced by a promissory note payable to Best Buy in the original principal amount of $162,662. The note bore interest at a rate of 5% per year payable annually and was set to mature on September 18, 2003. The largest amount outstanding during the fiscal year ended March 1, 2003, was $116,574. Mr. Jackson repaid the note in full in fiscal 2003, prior to its maturity.

EXECUTIVE COMPENSATION

Compensation and Human Resources Committee Report on Executive Compensation

Overview and Philosophy

        The Board has delegated to the Compensation and Human Resources Committee of the Board (the "Committee") the authority to determine and periodically evaluate the way we compensate our directors and officers. The objective is to provide a compensation program that attracts and retains superior management talent, rewards individual performance and compensates executives based on our success and increases in our shareholder value. Three directors who are not employees of Best Buy serve on the Committee. Annually, the Committee has determined the compensation of the Chief Executive Officer and each of the other executive officers. However, effective April 12, 2002, the Board revoked the authority of the Committee to determine the compensation of the Chief Executive Officer and the President and Chief Operating Officer and, starting with the 12-month fiscal period beginning May 4, 2003, the Board is determining the compensation for such officers.

        We compensate our executive officers at a level approximately in the middle of the range of compensation of executives in similar positions at other companies in the retail industry and of a similar size. Our executives may earn more or less than their counterparts in comparable companies because their compensation depends in part on our annual and long-term performance, as well as their own individual performance. When the Committee set the levels of executive compensation for the 12-month period ended March 31, 2003, it considered the executive compensation of key competitors as disclosed in their proxy statements. The Committee also considered relevant market information from compensation surveys that report on developments in executive salary and benefits.

Executive Officer Compensation Program

        The three components of the executive officer compensation program are base salary, an annual incentive plan and a long-term incentive plan in the form of stock options and restricted stock awards. Executive officers are eligible for various benefits including participation in our health plan and Retirement Savings Plan, which are generally available to our employees. Executive officers can also participate in our Deferred Compensation Plan.

        Base Salary.    The Committee generally determines base salary levels for executive officers early in the fiscal year, with pay changes generally becoming effective during the first quarter of each fiscal year. However, the Committee set base salary levels for both Mr. Anderson and Mr. Lenzmeier prior to the beginning of fiscal 2003, with such pay changes becoming effective upon their dates of promotion to Chief Executive Officer and President and Chief Operating Officer, respectively. Members of the Committee consider individual experience, performance and annual expectations for each of the executive officers. They also look at the base salaries of executive officers in comparable companies. The base salaries of executive officers have generally been set to be comparable to the midpoint of the range of base salaries for their peers in similar companies. The salary levels for our executive officers for the 12-month period ended March 31, 2003, fell within a competitive range of base salaries of similarly situated executive officers in comparable companies.

        Annual Incentive.    In fiscal 2003, our executive officers and other members of management participated in a shareholder-approved incentive compensation plan (the "EVA Incentive Plan") which is intended to qualify for favorable tax treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The EVA Incentive Plan provides incentive compensation for eligible employees based on a measure of "Economic Value Added," or "EVA®," of Best Buy and attainment of individual performance goals.

        The purpose of the EVA Incentive Plan is to motivate performance by linking incentive pay to improvements in our EVA over the long-term. EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. EVA is used to determine EVA Incentive Plan awards so that participants are accountable not only for the earnings we generate, but also for the economic cost of the capital we employ to generate those earnings.

        The Committee administers the EVA Incentive Plan. In the first quarter of each fiscal year, the Committee determines which employees are eligible to participate. The EVA Incentive Plan is a multi-year incentive plan intended to motivate participants to make decisions that increase shareholder value over the long-term. Therefore, rather than setting a target level of EVA for only one fiscal year, the Committee sets target levels of annual EVA improvement for each of the next three fiscal years.

        The Committee also determines target EVA Incentive Plan compensation for each participant expressed as a percentage of the participant's annual base salary. The percentage is based on the participant's job responsibilities and levels of annual incentive compensation earned by individuals in comparable positions with similar companies. The amount of compensation earned by a participant under the EVA Incentive Plan in a given year is determined by adjusting the participant's target EVA Incentive Plan compensation upward or downward based on the amount by which actual EVA for the year exceeds or falls short of target EVA. Certain minimum levels of EVA must be generated in order for EVA Incentive Plan compensation to be accrued in any given year. The amount of EVA Incentive Plan compensation that may be accrued is uncapped and varies proportionately with the level of actual EVA achieved relative to the target EVA. EVA Incentive Plan payments may be reduced if the participant fails to achieve other financial or non-financial individual performance objectives.

        After a participant's annual EVA Incentive Plan compensation has been determined, the amount is credited to the participant's "bonus bank." The participant is then paid from the "bonus bank" an amount up to the target EVA Incentive Plan compensation for the given year plus one-third of any "bonus bank" balance. Amounts in a participant's "bonus bank" in excess of two times the participant's annual target EVA Incentive Plan compensation also are paid to the participant. If a participant's employment with Best Buy or its subsidiaries terminates, his or her "bonus bank" is forfeited. In addition, the amount in a participant's "bonus bank" may be reduced to zero if certain future minimum levels of EVA are not met. The maximum amount of compensation under the EVA Incentive Plan that may be paid to a participant during any one calendar year is $5 million.

        For fiscal 2004, we adopted a new incentive plan which, at this time, is not intended to meet the requirements of Section 162(m) of the Code (the "Fiscal 2004 Incentive Plan"). Annual incentive compensation for fiscal 2004 will be determined for all of our executive officers, most other members of management and certain other employees pursuant to the Fiscal 2004 Incentive Plan, except that the Chief Executive Officer and the President and Chief

Operating Officer will continue to participate in the EVA Incentive Plan exclusively. The Fiscal 2004 Incentive Plan is intended to improve the focus on performance over a 12-month incentive period, to reinforce our key initiatives and to better differentiate annual incentive awards based on company (or business unit), department and individual performance.

        The Fiscal 2004 Incentive Plan will measure performance at the company (or business unit), department and individual performance levels in financial, operational and customer categories. EVA attainment against a goal approved by the Committee is the primary factor for determining Fiscal 2004 Incentive Plan compensation for participating officers, as adjusted, up or down, by company (or business unit), department or individual performance that exceeds or fails to achieve expected outcomes. Operating income, rather than EVA, is the primary factor for determining Fiscal 2004 Incentive Plan compensation for non-officer management, professional and technical employees who are eligible to participate in the Fiscal 2004 Incentive Plan. A participant's target Fiscal 2004 Incentive Plan compensation, expressed as a percentage of annual base salary, is established at comparable market levels for similar positions at similar companies. The maximum incentive compensation under the Fiscal 2004 Incentive Plan is 200% of the target Fiscal 2004 Incentive Plan compensation and the full amount earned is paid after the fiscal year end, with no "bonus bank."

        Stock Options and Restricted Stock Awards.    We use stock options and restricted stock awards as long-term incentives for executive officers and other employees as described below. The objectives of these programs are to further our growth and general prosperity by enabling executive officers, as well as other employees, to acquire shares of Best Buy Common Stock. The executive officers are principally responsible for administering our affairs, and we depend upon their judgement, initiative and effort to conduct our business successfully. Therefore, stock options and restricted stock awards increase their personal financial involvement in Best Buy and encourage them to run the business in a way that increases shareholder value.

        Our shareholder-approved Best Buy Co., Inc. 1997 Employee Non-Qualified Stock Option Plan, as amended (the "Employee Option Plan"), gives the Committee the discretion to award options to purchase up to 60 million shares in the aggregate of Best Buy Common Stock to executive officers and certain other employees of Best Buy and its subsidiaries. The Committee awards these options, which are discretionary and not subject to specific criteria, by position for officers and other employees based on an award value that is competitive with the value of similar long-term incentives awarded to comparable officers and employees at similar companies. These stock options expire after 10 years and vest 25% per year over four years beginning one year after the date of grant. The exercise prices for these options generally are our stock's closing prices, as quoted on the NYSE, on the grant dates.

        There are approximately 14,000 employees eligible to receive options under the Employee Option Plan. These employees include: (i) key executive personnel, including officers, senior management employees and members of the Board who are employees of Best Buy or its subsidiaries; (ii) staff management employees, including managers, supervisors and their functional equivalents for warehousing, service, merchandising, leaseholds, installation, and finance and administration; (iii) line management employees, including retail stores and field managers, supervisors and their functional equivalents; and (iv) any employee who has served continuously for 10 or more years.

        Restricted stock awards also enable us to attract and retain individuals with the talent to perform services that contribute to the attainment of our financial objectives. Our shareholder-approved Best Buy 2000 Restricted Stock Award Plan, as amended (the "Stock Plan"), authorizes us to issue up to 1.5 million shares of Best Buy Common Stock to employees of Best Buy and its subsidiaries, currently numbering approximately 98,000, as well as to directors, consultants and independent contractors of Best Buy and its subsidiaries. The Stock Plan gives the Committee the discretion to determine, among other things, when stock awards will be made, the eligible individuals who will receive the awards and the number of shares awarded to each participant.

        No more than 25% of an award made under the Stock Plan may vest upon grant and no more than 25% per year may vest on each of the first three anniversaries of the grant date. Shares issued under the Stock Plan are restricted so that in the event a participant's employment or service with Best Buy or its subsidiaries terminates, other than for death, disability or retirement, the unvested shares will be forfeited. In addition, unvested shares are subject to transfer restrictions. We recognized compensation expense of $2,351,000 under the Stock Plan for fiscal 2003.

Chief Executive Officer Compensation

        Mr. Schulze has served as an officer and director of Best Buy since its inception in 1966. Effective June 30, 2002, Mr. Schulze relinquished his responsibilities as Chief Executive Officer but continues to serve as Chairman.

        As Chairman and Chief Executive Officer, the Committee set Mr. Schulze's base salary for the period April 1, 2002, to June 30, 2002, at the annual rate of $1.05 million per year, unchanged from his base salary in the previous year. The Committee based the salary decision on our strong financial performance for fiscal 2002, Mr. Schulze's salary level in relation to the reported salaries of chief executive officers at comparable companies and Mr. Schulze's decision to relinquish the duties of Chief Executive Officer. In addition, for the fiscal year ended March 1, 2003, Mr. Schulze earned annual incentive compensation of $125,000 based on our attainment of performance objectives pursuant to the EVA Incentive Plan. Mr. Schulze also received his "bonus bank" balance from fiscal 2002 of $778,750. The fiscal 2003 incentive compensation and fiscal 2002 "bonus bank" balance were paid out in April 2003. Mr. Schulze is not eligible to receive any bonus or incentive compensation in his capacity as Chairman.

        In April 2002, Mr. Schulze received options under the Employee Option Plan to purchase 127,500 shares of Best Buy Common Stock at an exercise price of $51.27 per share, the closing price, as quoted on the NYSE, on the date of grant. The option grant, which was discretionary and not subject to specific criteria, was based on an award value that is competitive with the value of similar long-term incentives awarded to chief executive officers of comparable companies, prorated for fiscal 2003 based on Mr. Schulze's remaining service as our Chief Executive Officer.

        Mr. Anderson became our Chief Executive Officer effective June 30, 2002. The Committee authorized an increase in the annual rate for Mr. Anderson's base salary, effective June 30, 2002, from $766,500 per year to $1.05 million per year. The decision to increase Mr. Anderson's base salary was consistent with the increased responsibilities and duties he assumed upon becoming our Chief Executive Officer and the reported salaries of chief executive officers at comparable companies. In addition, for the fiscal year ended March 1, 2003, Mr. Anderson earned annual incentive compensation of $341,250 based on our attainment of performance objectives pursuant to the EVA Incentive Plan. Mr. Anderson also received his "bonus bank" balance from fiscal 2002 of $341,093. The fiscal 2003 incentive compensation and fiscal 2002 "bonus bank" balance were paid out in April 2003.

        In April 2002, Mr. Anderson received options under the Employee Option Plan to purchase 225,000 shares of Best Buy Common Stock at an exercise price of $51.27 per share. In January 2003, Mr. Anderson also received options under the Employee Option Plan to purchase 75,000 shares at an exercise price of $28.67 per share. The fiscal 2003 option grants, which were discretionary and not subject to specific criteria, were based on award values that are competitive with the value of similar long-term incentives awarded to chief executive officers of comparable companies. The January 2003 grant was part of an award by the Committee to executive officers and certain other employees to create additional long-term incentives in a difficult economic environment, to secure the retention of option recipients and to transition annual option grants from April to October of each fiscal year. No options were awarded to Mr. Anderson pursuant to the Employee Option Plan in April 2003.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Frank D. Trestman, Chairman Kathy J. Higgins Victor James C. Wetherbe

Compensation Committee Interlocks and Insider Participation

        Our Compensation and Human Resources Committee consists of Mr. Trestman (Chairman), Ms. Higgins Victor and Dr. Wetherbe. No current or former employee of Best Buy or its subsidiaries is a member of the Committee.

Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer, the former Chief Executive Officer and the next four most highly compensated executive officers.

Long-Term Compensation
		Annual Compensation (1)		Number of Securities Underlying Options
Name and Title	Fiscal Year				All Other Compensation (3)
		Base Salary	Bonus (2)
Bradbury H. Anderson Vice Chairman and Chief Executive Officer	2003 2002 2001	$951,865 766,500 766,500	$682,343 745,421 489,591	300,000 225,000 240,000	$13,956 13,333 12,607
Richard M. Schulze Founder and Chairman (former Chief Executive Officer)	2003 2002 2001	1,017,308 1,050,000 1,050,000	903,750 1,701,875 1,117,789	127,500 375,000 600,000	29,901 31,379 28,255
Allen U. Lenzmeier President and Chief Operating Officer	2003 2002 2001	800,000 590,625 551,250	411,400 505,700 305,156	200,000 112,500 206,250	13,603 12,265 11,105
Michael P. Keskey President - Best Buy Retail Stores	2003 2002 2001	550,000 387,226 353,934	381,410 328,705 165,785	180,000 43,725 33,750	5,362 4,717 3,695
Michael London Executive Vice President - General Merchandise Manager	2003 2002 2001	429,977 360,138 329,428	299,433 306,754 146,683	63,725 43,725 33,750	5,283 5,256 5,567
Philip J. Schoonover Executive Vice President - New Business Development	2003 2002 2001	437,000 363,956 340,881	280,174 306,754 146,683	63,725 43,725 33,750	4,637 4,437 3,358

(1)
Our Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. This plan also provides for matching contributions which, when combined with the employer match under our Retirement Savings Plan, do not exceed the maximum allowable employer contribution under federal tax law. Amounts shown as Base Salary and Bonus are before any deferrals.

(2)
Our executive officers and certain other members of management participate in the EVA Incentive Plan. A description of the EVA Incentive Plan is found in Executive Officer Compensation Program-Annual Incentive beginning on page 13. Amounts shown for fiscal 2003 include the following "bonus bank" amounts carried over from fiscal 2002: Mr. Anderson, $341,093; Mr. Schulze, $778,750; Mr. Lenzmeier, $231,400; Mr. Keskey, $150,410; Mr. London, $140,366; and Mr. Schoonover, $140,366. The "bonus bank" balances were fully paid out in April 2003.

(3)
Includes the portions of premiums paid by us for life insurance coverage exceeding $50,000 ("A"), the officers' portions of our contribution to the Best Buy Retirement Savings Plan ("B"), the officers' portions of our contribution to the Deferred Compensation Plan ("C"), and the premiums paid by us for split-dollar life insurance ("D"), as follows:

	Fiscal Year	"A"	"B"	"C"	"D"
Bradbury H. Anderson	2003 2002 2001	$1,146 1,346 1,139	$4,943 3,400 3,877	$867 1,587 591	$7,000 7,000 7,000
Richard M. Schulze	2003 2002 2001	3,290 3,861 2,336	2,887 3,039 3,610	2,424 3,179 1,009	21,300 21,300 21,300
Allen U. Lenzmeier	2003 2002 2001	2,143 2,516 2,128	4,435 3,227 3,499	2,025 1,522 478	5,000 5,000 5,000
Michael P. Keskey	2003 2002 2001	748 878 743	4,614 3,839 2,952	— — —	— — —
Michael London	2003 2002 2001	1,003 1,449 1,139	4,280 3,807 4,428	— — —	— — —
Philip J. Schoonover	2003 2002 2001	498 630 495	4,139 3,807 2,863	— — —	— — —

Stock Options Granted and Exercised

        The following tables summarize the options granted to and exercised by the Chief Executive Officer, the former Chief Executive Officer and the next four most highly compensated executive officers of Best Buy during the fiscal year ended March 1, 2003. They also show the value of all options held by these individuals at the end of fiscal 2003.

Option Grants in Fiscal 2003
	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
% of Total Options Granted to Employees in Fiscal 2003
Number of Securities Underlying Options
				Exercise Price ($/Share)	Expiration Date
						5%	10%
Bradbury H. Anderson	225,000 75,000 7,500	(1) (1) (2)	1.58 0.53 0.05%	$51.27 28.67 51.27	4-10-12 1-15-13 4-10-12	$7,255,000 1,352,000 242,000	$18,385,000 3,427,000 613,000
Richard M. Schulze	127,500 7,500	(1) (2)	0.89 0.05	51.27 51.27	4-10-12 4-10-12	4,111,000 242,000	10,418,000 613,000
Allen U. Lenzmeier	150,000 50,000 7,500	(1) (1) (2)	1.05 0.35 0.05	51.27 28.67 51.27	4-10-12 1-15-13 4-10-12	4,837,000 902,000 242,000	12,257,000 2,285,000 613,000
Michael P. Keskey	150,000 30,000	(1) (1)	1.05 0.21	51.27 28.67	4-10-12 1-15-13	4,837,000 541,000	12,257,000 1,371,000
Michael London	43,725 20,000	(1) (1)	0.31 0.14	51.27 28.67	4-10-12 1-15-13	1,410,000 361,000	3,573,000 914,000
Philip J. Schoonover	43,725 20,000	(1) (1)	0.31 0.14	51.27 28.67	4-10-12 1-15-13	1,410,000 361,000	3,573,000 914,000

The price of one share of Best Buy Common Stock acquired at $51.27 and $28.67 would equal approximately $83.51 and $46.70, respectively, when compounded at 5% over a 10-year term, and $132.98 and $74.36, respectively, when compounded at 10% over a 10-year term.

(1)
Number of shares issuable upon the exercise of options granted on April 11, 2002, or January 16, 2003, under the Best Buy Co., Inc. 1997 Employee Non-Qualified Stock Option Plan, as amended. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

(2)
Number of shares issuable upon the exercise of options granted on April 11, 2002, under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended. The options are exercisable as of the date of grant and have a 10-year term.

Option Exercises during Fiscal 2003 and Value of Options at End of Fiscal 2003

			Number of Unexercised Options at End of Fiscal 2003		Value of Unexercised In-the-Money Options at End of Fiscal 2003 (1)
Name	Shares Acquired on Exercise	Realized Value (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bradbury H. Anderson	30,000	$1,477,800	1,323,750	611,250	$24,648,300	$30,000
Richard M. Schulze	—	—	1,235,250	746,250	14,352,660	—
Allen U. Lenzmeier	—	—	563,437	401,563	8,003,250	20,000
Michael P. Keskey	—	—	237,618	238,107	3,710,880	12,000
Michael London	—	—	107,118	121,832	1,304,483	8,000
Philip J. Schoonover	—	—	95,305	127,457	594,338	8,000

(1)
Value based on the market value of Best Buy Common Stock on the date of exercise or at the end of fiscal 2003, as applicable, minus the exercise price.

Equity Compensation Plan Information

        The following table provides information about Best Buy Common Stock that may be issued upon the exercise of options and issuance of stock awards under all of our existing equity compensation plans as of March 1, 2003, namely: the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended (the "1997 Directors' Plan"); the Best Buy Co., Inc. 1994 Full-Time Employee Non-Qualified Stock Option Plan, as amended; the Employee Option Plan; and the Stock Plan. The table does not include information about our proposed 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	35,553,606	$35.89	23,142,101
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	35,553,606	$35.89	23,142,101

(1)
Includes options held by certain Musicland employees resulting from the conversion of Musicland options into options to purchase Best Buy Common Stock. These options were fully vested at the time of conversion and expire based on the remaining option term of up to 10 years. These options did not reduce the shares available for grant under any of our other option plans.

Comparative Stock Performance

        The graph below compares the cumulative total shareholder return on Best Buy Common Stock for the last five fiscal years with cumulative total return on the S&P 500 Companies Index (the "Broad Market Index"), of which we are a component; the S&P Retailing Group Industry Index (the "S&P Retail Index"), of which we are a component; and an industry index of hardlines specialty retailers (the "Industry Index"). The S&P Retail Index is a capitalization-weighted index of domestic equities traded on the New York Stock Exchange, the American Stock Exchange and NASDAQ, and includes high-capitalization stocks representing the retail sector of the Broad Market Index. The Industry Index includes Circuit City Stores, Inc.; Good Guys, Inc.; Home Depot, Inc.; Office Depot, Inc.; Staples, Inc.; Tweeter Home Entertainment Group, Inc.; and RadioShack Corporation.

        In fiscal 2004, we will compare the cumulative total shareholder return on Best Buy Common Stock with the cumulative total return on the Broad Market Index and the S&P Retail Index. We are replacing the Industry Index with the S&P Retail Index for the following reasons:

  •
  we believe the S&P Retail Index performance is the most appropriate comparison to Best Buy's stock performance. In addition, it is frequently used by our current peer group and other competitors as a basis for comparison to their own stock performance; and

  •
  the S&P Retail Index contains retailers comparable to Best Buy in terms of growth rates, revenue, total assets and market capitalization.

COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF BEST BUY CO., INC., BROAD MARKET INDEX, S&P RETAIL INDEX AND INDUSTRY INDEX*

The graph assumes an investment of $100 at the close of trading on February 28, 1998, the last trading day of fiscal 1998, in Best Buy Common Stock, the Broad Market Index, the S&P Retail Index and the Industry Index.

*  Cumulative Total Returns assumes dividend reinvestment.

Source: Research Data Group, Inc.

Retirement Plans

        The Best Buy Retirement Savings Plan (the "Retirement Plan") is intended to meet the requirements of Internal Revenue Code Section 401(k). The Retirement Plan is available to employees of Best Buy and its participating subsidiaries who have been employed for at least six months, have worked a minimum of 500 hours in a rolling six-month period and are at least 21 years of age. Eligible employees may choose to contribute up to 50% of their pre-tax earnings, subject to certain limitations. Employee contributions vest immediately.

        We match employee contributions at rates as determined from time to time by the Board. During the fiscal year ended March 1, 2003, the employer match was 50% of the first 5% of participating employees' pre-tax earnings. The employer matching contributions vest according to a five-year schedule. For fiscal 2003, the total matching contribution was $12,547,981, including $25,298 in the aggregate for the Chief Executive Officer, the former Chief Executive Officer and the next four most highly compensated executive officers.

        Although we currently intend to continue the Retirement Plan, as well as to make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion. If the Retirement Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. American Express Trust Company is the trustee for the Retirement Plan.

        Two of our subsidiaries, Best Buy Canada Ltd. and Magnolia Hi-Fi, Inc., have separate retirement plans. Employees of those subsidiaries are eligible to participate in their respective plans, but they are not eligible to participate in the Retirement Plan. None of our executive officers are eligible to participate in either of the subsidiaries' retirement plans.

Deferred Compensation Plan

        We have a non-qualified, unfunded Deferred Compensation Plan. Only certain management and other highly compensated employees, as determined by us at our sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. The Deferred Compensation Plan also provides for employer matching contributions to employees which, when combined with the employer match under the Retirement Plan, do not exceed the maximum allowable employer contribution under federal tax law. Amounts deferred and contributed under the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, but rather a measurement of performance.

        Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in the employer matching contributions according to a five-year schedule provided in the Deferred Compensation Plan. During the fiscal year ended March 1, 2003, the employer match was 50% of the first 5% of a participating employee's eligible pre-tax earnings, or $690,336, including $5,316 in the aggregate for the Chief Executive Officer, the former Chief Executive Officer and the next four most highly compensated executive officers. Although we currently intend to continue the Deferred Compensation Plan, as well as make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion. If the Deferred Compensation Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time.

Directors' Compensation

        The cash compensation for the fiscal year ended March 1, 2003, for each of our non-employee directors, other than Mr. Eugster, consisted of: an annual retainer of $25,000 for service as a director, plus expenses; an annual retainer of $3,000 for serving as a committee chairperson; $2,000 for each Board meeting attended (plus an additional $2,000 per day if a meeting extended beyond one day); and $500 for each committee meeting attended. Mr. Eugster's cash compensation for serving as a director was included in the payments he received pursuant to his consulting agreement described in Certain Transactions beginning on page 10.

        On April 11, 2002, we granted each director an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $51.27 per share under the 1997 Directors' Plan, described below. As of March 1, 2003, directors, including directors who are employees of Best Buy, had options outstanding under the 1997 Directors' Plan to purchase 606,250 shares of Best Buy Common Stock at prices ranging from $2.13 to $51.27 per share. During fiscal 2003, Mr. Anderson, Mr. Kaplan and Mr. Trestman realized appreciation of $1,477,800, $1,450,785 and $1,423,650, respectively, from the exercise of options.

Directors' Non-Qualified Stock Option Plans

        Options granted under the Best Buy Co., Inc. 1987 Directors' Non-Qualified Stock Option Plan, as amended (the "1987 Directors' Plan"), which expired on May 1, 1997, vested immediately and could be exercised over a period of five years after the date of grant. Options to purchase 3,588,000 shares of Best Buy Common Stock had been granted under the 1987 Directors' Plan. As of March 1, 2003, there were no options outstanding pursuant to this plan.

        The 1997 Directors' Plan authorizes us to issue options to purchase 4.2 million shares. As of March 1, 2003, we had granted options to purchase 1,046,250 shares of Best Buy Common Stock under the 1997 Directors' Plan. The Compensation and Human Resources Committee determines the number of options to be granted to directors each year on a discretionary basis without specific criteria. These options generally vest immediately and can be exercised over a 10-year period. However, effective December 3, 1999, in the event a director who is not an employee of Best Buy resigns or is removed from the Board prior to the end of the term to which he or she has been elected or appointed (the "Term End"), all of his or her outstanding options will expire at the Term End so long as the resignation or removal is not due to health reasons. The exercise prices for 1997 Directors' Plan options are generally the closing prices of Best Buy Common Stock, as quoted on the NYSE, on the dates of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our Common Stock and other equity securities file initial reports of ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended March 1, 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is comprised of four members and acts under a written Charter adopted and approved by the Board of Directors. The Audit Committee's Charter was revised during fiscal 2003 and a copy is attached to this proxy statement as Appendix A. All members of the committee meet the NYSE definitions of independence and financial literacy for audit committee members.

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders and the investment community relating to:

  •
  the integrity of our financial statements and financial reporting processes;

  •
  the systems of internal accounting, financial and operational controls;

  •
  the independent auditor's qualifications and independence;

  •
  the performance of our internal audit function and the independent auditor; and

  •
  our compliance with ethics programs, including our Code of Business Ethics, and legal and regulatory requirements.

        In carrying out these responsibilities, the Audit Committee, among other things:

  •
  monitors preparation of quarterly and annual financial reports by our management;

  •
  supervises the relationship between Best Buy and its independent auditor, including making decisions with respect to their appointment or removal, reviewing and pre-approving their services and expected fees, and confirming their independence; and

  •
  oversees management's implementation and maintenance of effective systems of internal controls and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest, and review of our internal audit program.

        For fiscal 2003, the Audit Committee, on behalf of the Board of Directors, reviewed and discussed with both management and the independent auditor all annual audited financial statements and quarterly operating results, along with the related significant accounting and disclosure issues. These reviews included discussions with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements.

        The Audit Committee also discussed with the independent auditor the auditor's independence from management and Best Buy, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed all services provided by and the amount of fees paid to the independent auditor in fiscal 2003. In reliance on the reviews and discussions with management and the independent auditor, the Audit Committee believes that the non-audit services provided by Ernst & Young LLP were compatible with, and did not impair, auditor independence.

        The Audit Committee met ten times, including five times via conference call, during fiscal 2003. The Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent auditor, internal auditors and management, as appropriate. The Audit Committee also discussed with our internal and independent auditors the overall scope and plans for their respective audits.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the annual audited financial statements be included in the Annual Report on Form 10-K for the year ended March 1, 2003, to be filed with the SEC. The committee appointed Ernst & Young LLP as our independent auditor for fiscal 2004 and the full Board recommends that the shareholders ratify such appointment at the Meeting.

AUDIT COMMITTEE
Hatim A. Tyabji, Chairman Robert T. Blanchard Mark C. Thompson Frank D. Trestman

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year that began March 2, 2003. We will ask shareholders to ratify the appointment of Ernst & Young LLP as the independent auditor at the Meeting. Ernst & Young LLP has served as our auditor since 1994. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will be able to make a statement if they wish and will respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

        The SEC has adopted rules that beginning next year will require the disclosure of fees paid to the independent auditor in a new format and the disclosure of pre-approval policies and procedures for all audit and non-audit services. We are voluntarily providing the new disclosures before they are required. The following table uses the new fee disclosure format to summarize the fees we paid for audit and non-audit services rendered by Ernst & Young LLP during fiscal years 2003 and 2002:

Service Type	Fiscal 2003	Fiscal 2002
Audit Fees (1)	$722,000	$724,000
Audit-related Fees (2)	25,000	86,000
Tax Fees (3)(5)	1,003,000	3,954,000
All Other Fees (4)(5)	101,000	15,000

Total Fees Billed	$1,851,000	$4,779,000

(1)
Consists of fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended March 1, 2003, and March 2, 2002; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; consultations on accounting matters; and comfort letters.

(2)
Consists of fees for professional services rendered in connection with benefit plan audits and internal control reviews.

(3)
Consists of fees for tax advisory services in connection with the preparation of original and amended tax returns, claims for refund, tax payment and planning, tax audits and appeals, mergers and acquisitions, employee benefit plans and requests for rulings and advice from taxing authorities.

(4)
Consists of fees for real estate and human resource advisory services.

(5)
In April 2002, the Audit Committee recommended to the Board of Directors, and the Board adopted, a policy pursuant to which our independent auditor can no longer be engaged to provide services which are not audit or audit-related services, except that Ernst & Young LLP could complete tax and other projects for which it had already been engaged. Also, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee may authorize exceptions to the foregoing policy permitting the independent auditor to provide tax services. It is the Audit Committee's intention to authorize such exceptions only where it would be inefficient or ineffective to use another tax service provider. In addition, Ernst & Young LLP is not authorized to and does not provide personal tax services to any Best Buy director or executive officer.

        Because the pre-approval of audit and non-audit services was not required in fiscal years 2003 and 2002, the fees listed above were not pre-approved by the Audit Committee. However, active discussions between management, the Audit Committee and Ernst & Young LLP are held on a quarterly basis to ensure the services provided by Ernst & Young LLP do not impair auditor independence. The Audit Committee adopted a policy for Best Buy, effective as of March 2, 2003, to pre-approve all audit and non-audit services provided by the independent auditor except for minor audit-related engagements which in the aggregate do not exceed five percent (5%) of the fees we pay to the independent auditor during the fiscal year.

        The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Ernst & Young LLP. If the appointment is not ratified by the shareholders, the Audit Committee is not required to appoint other auditors. However, the Audit Committee will give consideration to an unfavorable vote.

APPROVAL OF BEST BUY CO., INC. 2003 EMPLOYEE STOCK PURCHASE PLAN

        An employee stock purchase plan would enhance our ability to obtain and retain the services of employees. In addition, such a plan would provide a convenient, meaningful opportunity for employees to purchase Best Buy stock, thereby increasing participating employees' personal interest in our success.

        The Best Buy Co., Inc. 2003 Employee Stock Purchase Plan (the "Plan") was adopted by the Board on April 15, 2003, subject to shareholder approval. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), thereby providing favorable tax treatment for both Best Buy and participating employees, subject to certain restrictions. Five million shares of Best Buy Common Stock, at a par value of $0.10 per share, have been reserved for issuance under the Plan.

Eligibility

        Participation in the Plan is voluntary. Any employee of Best Buy, or of certain Best Buy subsidiaries as designated by the Board of Directors, who owns less than 5% of our Common Stock and has completed 60 days of continuous employment service is eligible to participate in the Plan, with the exception of those employees whose customary employment is for not more than five months in a calendar year. Approximately 76,000 employees, including executive officers, are eligible to participate in the Plan.

Operation of the Plan

        Once implemented, the Plan will permit employees to purchase shares of Best Buy Common Stock during semi-annual purchase periods beginning on the first Friday of April and October of each year. During a purchase period, participating employees accumulate funds in an account used to purchase our Common Stock through payroll deductions. The shares are purchased at a price equal to the lesser of 85% of the fair market value of the Common Stock, as measured by the closing price on the NYSE, at the beginning or at the end of the purchase period. The aggregate fair market value and the number of shares purchased by a participating employee pursuant to the Plan in a calendar year may not exceed $25,000 or 10,000 shares, respectively. Although participants are not required to hold purchased stock for any specific time period, certain holding requirements must be met in order to realize preferential tax treatment. See Federal Income Tax Consequences below.

        The Compensation and Human Resources Committee (the "Committee") will administer the Plan and has full power to interpret the Plan. The Committee's decisions will be final and binding on all participants. We reserve the right to amend or suspend the Plan or to terminate the participation of any participating subsidiary or group of employees at any time and for any reason. The Plan will continue until the shares reserved under the Plan are exhausted or the Plan is terminated by action of our Board.

Effect of Termination of Employment

        Upon termination of employment for any reason, a participating employee will have no right to purchase shares under the Plan. In such event, we will pay the balance in the employee's account to the employee or to his or her estate without interest. Neither payroll deductions credited to an employee's account nor any rights with regard to the purchase of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by the laws of descent and distribution.

Federal Income Tax Consequences

        We intend that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Under the Code, we are deemed to grant employee participants in the Plan an "option" on the first day of each purchase period to purchase as many shares of Common Stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the purchase period. On the last day of each six-month purchase period, the purchase price is determined and the employee is deemed to have exercised the "option" and purchased the number of shares his or her accumulated payroll deductions will purchase at the purchase price. Neither the grant nor the exercise of an "option" to purchase shares under the Plan will have any tax consequences to the employee participants or to Best Buy.

        The required holding period for favorable federal income tax treatment upon disposition of Common Stock acquired under the Plan is the later of (1) two years after the deemed "option" is granted (the first day of the purchase period) or (2) one year after the deemed "option" is exercised and the Common Stock is purchased (the purchase date). When the Common Stock is disposed of after this period (a "qualifying disposition"), the employee realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the time the deemed "option" was granted exceeded the "option price" or (b) the amount by which the fair market value of the Common Stock at the time of the disposition exceeded the "option price." The "option price" is equal to 85% of the lesser of the fair market value of the Common Stock on the first day of the purchase period or the fair market value of the Common Stock on the purchase date. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of a purchase period. Any further gain recognized on a qualifying disposition will be treated as a long-term capital gain. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

        If an employee holds shares purchased under the Plan at the time of his or her death, the required holding periods will automatically be deemed to have been satisfied and ordinary income must be realized by the employee to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the time the deemed "option" was granted exceeded the "option price" or (b) the amount by which the fair market value of the Common Stock at the time of death exceeded the "option price."

        When an employee sells the Common Stock before the expiration of the required holding period (a "disqualifying disposition"), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the Common Stock and the fair market value of the Common Stock at the date the option was exercised (the purchase date), regardless of the price at which the Common Stock is sold. Any additional gain recognized upon the disqualifying disposition will be a capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the Common Stock at the date of exercise, then the employee will have a capital loss equal to such difference.

        Even though an employee must treat part of his or her gain on a qualifying disposition of the Common Stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee recognizes as ordinary income qualifies as a business deduction for Best Buy for the year of such disposition (subject to the provisions of Section 162(m) of the Code).

        The foregoing summary of the federal income tax consequences in respect of the Plan is for general information only. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction or are subject to state and/or local income taxes. Participating employees will be urged to consult their own advisors as to specific tax consequences.

New Plan Benefits

        Because benefits under the Plan will depend upon employee elections and the fair market value of our Common Stock at various future dates, it is not possible to determine the benefits that will be received by Best Buy executive officers and other employees if the Plan is approved by the shareholders. Non-employee directors are not eligible to participate in the Plan.

        Upon the recommendation of management, the Board of Directors adopted the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan and recommends to the shareholders that they vote FOR the approval of the Plan.

        The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote is required to approve the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan.

        IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE BEST BUY CO., INC. 2003 EMPLOYEE STOCK PURCHASE PLAN.

OTHER BUSINESS

        Management and the Board of Directors are not aware of any other items of business that need to be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the people named in the enclosed proxy card will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

        Shareholder proposals for consideration at the 2004 Regular Meeting of Shareholders must be received at our principal executive offices at 7601 Penn Avenue South, Richfield, Minnesota 55423, no later than January 22, 2004.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Dated: May 20, 2003

Appendix A

BEST BUY CO., INC.

AUDIT COMMITTEE CHARTER

Organization

        This Charter governs the operations of the Audit Committee (Committee). This Charter will be reviewed and reassessed by the Committee and approved by the Board of Directors (Board) at least annually. The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a member of the Board or one or more of the Board's committees) and are not an affiliated person of the Company or its subsidiaries, and meet the New York Stock Exchange definition of independence. All Audit Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of this Committee. At least one member will be a "financial expert," as defined by SEC regulations.

Purpose

        The Committee will provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and the investment community relating to:

•
The integrity of the Company's financial statements and financial reporting processes

•
The systems of internal accounting, financial and operational controls

•
The independent auditor's qualifications and independence

•
The performance of the Company's Internal Audit function and the independent auditor

•
The Company's compliance with ethics programs, including the Code of Business Ethics, and legal and regulatory requirements

        In so doing, the Committee will maintain free and open communication between the Board, the independent auditor, internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all relevant records, property and personnel of the Company, and with the authority to retain outside counsel or other experts and advisors as it determines necessary.

Duties and Responsibilities

        The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditor is responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company's accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

        While the Audit Committee has the specific responsibilities set forth in this Charter, the Audit Committee does not regularly conduct audits or investigations to determine that the Company's financial statements are complete and accurate and in compliance with generally accepted accounting practices.

        The following presents the primary recurring duties and responsibilities of the Committee in carrying out its oversight responsibilities. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

Independent Auditor

•
The Committee is directly responsible for the appointment and termination (subject, as applicable, to shareholder ratification), compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting.

•
The Committee will pre-approve all audit and non-audit services provided by the independent auditor unless such services are considered de-minimus audit-related services as defined by the SEC and acceptable under the Company's independent auditor policy. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•
At least annually, the Committee will obtain and review a report by the independent auditor describing:

1.
The firm's internal quality control procedures.

2.
Any material issues raised by:

a)
The most recent internal quality control review or peer review of the firm

b)
Any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and

c)
Any steps taken to deal with any such issues.

3.
All relationships between the independent auditor and the Company to assess the auditor's independence.

•
The Committee will also establish for the Company clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and NYSE listing standards.

Audit Processes and Reporting

•
The Committee will meet with Internal Audit, the independent auditor and appropriate management of the Company to review the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee will also meet with these groups to discuss the adequacy and effectiveness of the Company's accounting, financial and other internal controls, including the Company's policies and procedures to assess, monitor and manage business risk and legal and ethical compliance programs, including the Code of Business Ethics. Further, the Committee will meet separately with management, the internal auditors and the independent auditor periodically, to discuss the results of their examinations and whether there were any audit problems or difficulties encountered during their work or with management's responses.

•
The Committee will review reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management. The Committee will also review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor's report on management's assertion as required.

•
The Committee will review the interim financial statements with management and the independent auditor prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chairman or designee of the Committee may represent the entire Committee for purposes of this review. Further, the Committee will review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditor.

•
The Committee will review with management and the independent auditor the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company's Annual Report on Form 10-K. The Committee will also review with management and the independent auditor their judgement about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements and the clarity of the disclosures in the financial statements. Additionally, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Following completion of the annual audit, the Committee will review the auditor's recommendations to management as well as the results of procedures performed.

•
The Committee will prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations.

Other

•
The Committee will establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, if appropriate, the Committee will receive corporate attorneys' reports of evidence of material violations of securities laws or breaches of fiduciary duty.

•
The Committee will perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•
A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting.

•
The Committee will submit the minutes of all meetings to or discuss the matters discussed at each Committee meeting with the Board.

7601 PENN AVENUE SOUTH RICHFIELD, MN 55423	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE (WITHIN THE U.S. OR CANADA) – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides to you.
VOTE BY MAIL Mark, sign, and date this proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BSTBUY	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC.

This proxy, when properly executed and returned to the Company, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.		For All	Withhold All	For All Except*	*To withhold authority to vote for any nominee(s), mark "For All Except" and write the nominee's number on the line below.
1.	Election of four Class 2 Directors —	☐	☐	☐

01) Robert T. Blanchard, 02) Elliot S. Kaplan, 03) Richard M. Schulze and 04) Hatim A. Tyabji

Vote On Proposals		For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.	☐	☐	☐
3.	Proposal to approve the Company's 2003 Employee Stock Purchase Plan.	☐	☐	☐
4.	In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.

For comments, check box to the right, and note on the reverse side.		☐
Please date and sign exactly as your name appears and return promptly in the accompanying postpaid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

BEST BUY CO., INC.
INTERNET AND TOLL-FREE TELEPHONE VOTING

Dear Shareholder:

Best Buy Co., Inc. encourages you to take advantage of the convenient ways to vote your shares, prior to the Tuesday, June 24, 2003, Regular Meeting of Shareholders. You may vote your shares electronically through the Internet or by telephone 24 hours a day, 7 days a week. This eliminates the need to return this proxy card.

To vote your shares electronically, you must use the control number printed on the reverse side of this proxy card. If you signed up to receive proxy materials on the Internet, then you should have received an email message from us that contained your control number as well as voting materials and instructions. You cannot access the voting system without your control number. Please have the control number and proxy card in hand when you log on to the Internet or call.

1.
To vote over the Internet:
•        Log on the Internet and go to the Web site: www.proxyvote.com

2.
To vote over the telephone (within the U.S. or Canada):
•        On a touch-tone telephone, call 1-800-690-6903.

Your electronic vote authorizes the named Proxy Agents to vote your shares in the same manner as if you had marked, signed, dated and returned this proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back this proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

PROXY	PROXY

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

This Proxy is Solicited on Behalf of the Board of Directors
for the Regular Meeting of Shareholders—June 24, 2003

The shareholder(s) who sign on the reverse side hereby appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies and agents ("Proxy Agents"). As Proxy Agents, Schulze and Kaplan are charged with representing and voting as designated all of the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of the close of business on Friday, May 2, 2003. The vote will occur at the Regular Meeting of Shareholders, which will be held on Tuesday, June 24, 2003, at 10 a.m., Central Daylight Time. The undersigned, through their signature(s), ratifies all that the Proxy Agents may do on their behalf. The undersigned further acknowledges receipt of the Notice of 2003 Regular Meeting of Shareholders and the Proxy Statement in support of the Board of Directors' solicitation of proxies, which are dated May 20, 2003.

ELECTRONIC VOTING: Instructions to vote via the Internet or telephone are on the reverse side.
VOTING BY MAIL: Please mark, sign, date and mail this proxy card promptly using the enclosed envelope.

Comments:

(If you noted comments above, please mark corresponding box on the reverse side.)

(Continued on the reverse side.)

QuickLinks

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF BEST BUY CO., INC., BROAD MARKET INDEX, S&P RETAIL INDEX AND INDUSTRY INDEX
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
APPROVAL OF BEST BUY CO., INC. 2003 EMPLOYEE STOCK PURCHASE PLAN
OTHER BUSINESS
PROPOSALS FOR THE NEXT REGULAR MEETING
BEST BUY CO., INC. AUDIT COMMITTEE CHARTER